TRISM, Inc. Announces Agreement to Restructure Debt

KENNESAW, Ga., Sept. 10 /PRNewswire/ -- TRISM, Inc. (OTC Bulletin
Board: TRSME - news) today announced that it finalized an agreement with the steering committee representing major holders of the company's approximately $86.2 million of 10-3/4% Senior Subordinated Notes due 2000 (the ``Senior Notes''.) The agreement is to be affected pursuant to a pre- arranged plan, which will be filed shortly, and will require court review and approval.

Edward L. McCormick, the President and Chief Executive Officer of TRISM said, ``We are extremely pleased to announce this agreement and to announce the restructuring to our employees, customers, vendors, and financial partners. Under the direction of the current management team, we will continue the revitalization of our operations with a solid balance sheet and a sound capital structure. Within the terms of our agreement, we will continue to satisfy all trade and leasing obligations, in accordance with their existing terms, significantly reduce TRISM's long-term debt and we will continue to meet all other debt obligations in full.''

Pursuant to the restructuring agreement, the Senior Notes will be converted into (i) new notes in the aggregate principal amount of $30 million, due 2004, with interest at the rate of 12% per annum (the first semi-annual interest payment on which will be due in March 2000), and (ii) 95% of the new common equity of TRISM to be issued post-recapitalization, prior to dilution respecting a contemplated management stock incentive program. TRISM's existing common stock will be converted into 5% of the new common equity to be issued post-recapitalization, prior to dilution.

TRISM, Inc. is the nation's leading transportation company that specializes in the transportation of heavy weight, over-dimensional, environmental, and secured materials. TRISM provides a full range of logistics services for specialized markets, intermodal management services, and worldwide super heavy haul project services.

Certain statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that my cause TRISM's actual results in future periods to differ materially from forecasted results. Those risks are described in TRISM's filings with the Securities and Exchange Commission (SEC) over the last twelve months, copies of which are available from the SEC or may be obtained upon request from TRISM. In addition, there can be no assurance that the restructuring will occur as described or at all.

SOURCE: TRISM, Inc.